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                                                                   EXHIBIT 10.21


Dr. Lycourgos K. Kyprianou
Chairman and CEO
AremisSoft
60 Bishopsgate
London EC2N 4AJ



13th April 1999


Dear Mr. Kyprianou

Re: AremisSoft Corporation


Barclays Bank PLC (the "Bank") wish to confirm to AremisSoft Corporation (the "Company") that it will accept the principal amount of $5 million USD from the proceeds of the Company's IPO as partial repayment of the indebtedness of LK Global Information Systems BV.

Further, the Bank will arrange a new Medium Term Loan ("MTL") which will replace the current overdraft and the balance of the current MTL's. The balance of the BZW/Barclays Capital Loan will remain outstanding in our books on the current terms and conditions applicable to the facility. (But see below Re Equity Warrants) The term of the new MTL will be for 3 years with quarterly repayments commencing 31st March 2000.

In consequence of the above the Bank will waive all operational and negative covenants, other than the timely payment if interest, including the waiving of all rights under the Warrant Agreement entered into connection with the BZW/Barclays Capital Loan.



Yours sincerely


/s/ on behalf of Alan Alderson

Alan Alderson
Corporate Banking Director
Lending Services